As filed with the Securities and Exchange Commission on April 21, 2004
Registration No. 333-_____________
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MONSANTO COMPANY
(Exact name of registrant as specified in its charter)
Delaware	43-1878297
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

800 North Lindbergh Boulevard St. Louis, Missouri 63167
(Address of principal executive offices, including zip code)

AMENDED AND RESTATED MONSANTO DEFERRED PAYMENT PLAN
(Full title of the plan)

Charles W. Burson, Esq.
Executive Vice President, Secretary and General Counsel
Monsanto Company
800 North Lindbergh Boulevard
St. Louis, Missouri 63167
(314)694-1000
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be registered	Proposed Maximum Offering Price Per Obligation/Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Deferred Compensation Obligations (2)	$25,000,000	100%	$25,000,000	$3,168
Common Stock, par value $0.01 per share (2)	1,000,000	$35.80 (4)	$ 35,800,000	$4,536
Total	$7,704
(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h).
(2)

The Deferred Compensation Obligations are unsecured obligations of Monsanto Company to pay deferred compensation in the future in accordance with the terms of the Company's Amended and Restated Deferred Payment Plan (the "Plan").

(3)	This Registration Statement also includes such additional shares of Common Stock as may be issuable pursuant to the anti-dilution provisions of the Plan.
(4)	The proposed maximum offering price per share represents the average of the high and low sale prices of the Company's Common Stock on April 20, 2004, as reported by the New York Stock Exchange.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

                        The following documents that Monsanto Company (the “Company” or the “Registrant”) has filed with the Securities and Exchange Commission (the “Commission”) are incorporated in this Registration Statement by reference and made a part hereof (except for the portions of the Company’s Current Reports furnished, as opposed to filed, on Form 8-K):

(a)	Transition Report on Form 10-K for the eight months ended August 31, 2003; Annual Report on Form 10-K for the year ended December 31, 2002.

(b)

Quarterly Report on Form 10-Q for the quarter ended February 29, 2004; Quarterly Report on Form 10-Q for the quarter ended November 30, 2003; Quarterly Report on Form 10-Q for the quarter ended June 30, 2003; Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

(c)

Current Report on Form 8-K dated and filed September 24, 2003; Current Report on Form 8-K dated and filed July 23, 2003; Current Report on Form 8-K dated June 17, 2003 and filed June 18, 2003; Current Report on Form 8-K dated and filed May 29, 2003.

(d)

The description of Registrant's Common Stock as contained in Item 1 of the Company's Registration Statement on Form 8-A filed October 10, 2000, including any amendment or report filed for the purpose of updating such description.

                        All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (except for the portions of the Company’s Current Reports furnished, as opposed to filed, on Form 8-K) subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

                        Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.    Description of Securities.

                        The following description of the Deferred Compensation Obligations (the “Obligations”) registered hereunder is qualified by reference to the Amended and Restated Monsanto Deferred Payment Plan (the “Plan”). A copy of the Plan is filed as Exhibit 10 to this Registration Statement.

                        The Obligations will be unsecured general obligations of the Registrant to pay the deferred compensation of eligible participants in the Plan. The Obligations will rank equally with the Company’s other unsecured and unsubordinated indebtedness from time to time outstanding.

                        The amount of compensation to be deferred by each Plan participant will be based on elections by the participant during an annual election period specified from time to time in accordance with the Plan. The Registrant will establish a compensation deferral account on behalf of each participant, which account will be subdivided into a “Cash Account” and a “Stock Unit Account” (each as described below), to which the Registrant will credit any deferred compensation and matching Registrant contributions in accordance with participant elections and the terms of the Plan. The participant must elect whether to credit any deferred compensation to his or her Cash Account or Stock Unit Account, or a combination of both. If the participant fails to make such an election, his or her deferred compensation will be credited to the Cash Account.

                        Each Cash Account will be credited monthly with interest equivalents on the balance of the Cash Account at an interest rate equal to the average Moody’s Baa Bond Index Rate in effect during the prior calendar year, or such other rate as may be specified by the People and Compensation Committee of the Board of Directors of the Registrant (the “People Committee”). Each Stock Unit Account will be credited (or debited) with income (or loss) based upon a hypothetical investment in the Common Stock of the Registrant. Only full Stock Units may be credited to (or remain in) the participant’s Stock Unit Account; the value of any fractional Stock Units will instead be credited to the participant’s Cash Account. Whenever an ordinary cash dividend is paid with respect to Common Stock of the Registrant, the Cash Account of the participant who has a Stock Unit Account will be credited with a dividend equivalent. Upon the payment of extraordinary or non-cash dividends, or the occurrence of certain specified events, the People Committee may make appropriate anti-dilution and equitable adjustments, substitutions, or amendments to the Stock Unit Account, Cash Accuont, or the Plan. During an election period established in accordance with the Plan, the participant is entitled to have amounts credited to the participant’s Cash Account, if any, moved to his or her Stock Unit Account, and vice versa, except that certain executive-level participants must receive prior written approval to effectuate any such move.

                        A participant’s compensation deferral account will be credited with a matching contribution by the Registrant to the extent that the participant’s deferred compensation, which would have been payable under the Registrant’s Annual Incentive Plan, would have been eligible for a matching contribution under the Monsanto Company Savings and Investment Plan or the Monsanto Company ERISA Parity Savings and Investment Plan. The matching contribution will be credited to the participant’s Cash Account, Stock Unit Account, or some combination thereof, in accordance with the participant’s deferral election with respect to the deferral period. The matching contribution will be credited on the date that it would have been paid to the relevant plan trustee.

                        Amounts deferred to the participant’s Cash Account will be distributed in cash, and amounts in the participant’s Stock Unit Account will be distributed, per the participant’s election, either in the form of (i) shares of Common Stock of the Registrant, or (ii) a cash payment equal to the value, based on the daily closing price of the Common Stock of the Registrant, of the stock units in the participant’s Stock Unit Account. Distributions will be made following the participant’s retirement, other termination, death, or other date selected by the participant at the time of his or her compensation deferral election. In the event of a financial hardship, a participant may be permitted an earlier cash distribution. Upon death or termination other than retirement, amounts in the compensation deferral account, including those in the Stock Unit Account, will be payable to the participant or the participant’s beneficiaries in cash in accordance with the Plan.

                        Participants and their beneficiaries may not pledge or transfer their interests under the Plan. The People Committee may amend the Plan from time to time as it may deem proper and in the best interest of the Company, and it may terminate the Plan at any time, except as prohibited by the terms of the Plan. The Internal People Committee, which is comprised of management-level employees, possesses the full authority to establish, amend and rescind rules and regulations relating to the Plan and administer the Plan with respect to all participants, generally. The Internal People Committee, or, to the extent necessary or appropriate in view of Sections 16(a) and 16(b) of the Securities Act of 1934, as amended, the People and Compensation Committee will construe and interpret the Plan and the rules and regulations thereunder. The authority, duties and responsibilities under the Plan of the Internal People Committee may be delegated so long as any such delegation is in writing and identifies the delegate and responsibilities delegated.

Item 5.    Interests of Named Experts and Counsel.

                        Charles W. Burson, Executive Vice President, Secretary and General Counsel, whose opinion is contained in Exhibit 5, is a participant in various employment benefit plans offered by the Company and owns or has options to purchase shares of Common Stock pursuant to such plans.

Item 6.    Indemnification of Directors and Officers.

                        Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. Section 59 of the Registrant’s Amended and Restated By-Laws requires indemnification of any person made a party to any proceeding by reason of the fact that the person is or was a director or officer of the Registrant, or serving at the request of the Registrant as a director, officer, or fiduciary of another enterprise, including employee benefit plans; and permits indemnification of any person made a party to any proceeding by reason of the fact that the person is or was an employee or agent of the Registrant, or was serving at the request of the Registrant as an employee or agent of another enterprise, including employee benefit plans. The Amended and Restated By-Laws provide for certain conditions to such indemnification. Article IX of the Registrant’s Amended and Restated Certificate of Incorporation eliminates the liability of directors of the Registrant under certain circumstances for breaches of fiduciary duty to the Registrant and its shareholders.

                        The Registrant maintains directors’ and officers’ liability insurance coverage.

Item 7.    Exemption from Registration Claimed.

                        Not applicable.

Item 8.    Exhibits.

                        See Exhibit Index.

Item 9.    Undertakings.

                        (a)        The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

            (2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                        (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                        (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

                        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on this 21st day of April, 2004.

MONSANTO COMPANY

By:	/s/ Charles W. Burson
Name: Charles W. Burson
Title: Executive Vice President and Secretary

                        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*	Director	April 21, 2004
(Frank V. Atlee III)

*	Chairman of the Board, President and Chief Executive Officer, Director	April 21, 2004
(Hugh Grant)	(Principal Executive Officer)

*	Director	April 21, 2004
(Gwendolyn S. King)

*	Director	April 21, 2004
(Sharon R. Long)

*	Director	April 21, 2004
(C.Steven McMillan)

*	Director	April 21, 2004
(William U. Parfet)

*	Director	April 21, 2004
(George H. Poste)

*	Director	April 21, 2004
(Robert J. Stevens)

*	Executive Vice President, Chief Financial Officer	April 21, 2004
(Terrell K. Crews)	(Principal Financial Officer)

*	Vice President and Controller (Principal Accounting Officer)	April 21, 2004
(Richard B. Clark)

* Charles W. Burson, by signing his name hereto, does sign this document on behalf of the above noted individuals pursuant to powers of attorney duly executed by such individuals which have been filed as an Exhibit to this Registration Statement.

By:	/s/ Charles W. Burson
Charles W. Burson Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Amendment No. 1 to Registration Statement on Form S-1, filed August 30, 2000 (File No. 333-36956))

3.2	Amended and Restated By-Laws of the Registrant, effective October 14, 2003 (incorporated herein by reference to Exhibit 3.2 of the Registrant’s Transition Report on Form 10-K for the eight months ended August 31, 2003 (File No. 001-16167))

4	Form of Specimen Certificate of the Registrant’s Common Stock (incorporated herein by reference to Exhibit 4.1 to the Registration Statement of Form S-1, as amended (File No. 333-36956))

5	Opinion of Counsel to the Registrant

10	Amended and Restated Monsanto Company Deferred Payment Plan

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Counsel to the Registrant (included in Exhibit 5)

24	Powers of Attorney